LOCK-UP AGREEMENT







                                                              September 24, 1998

Datatec Systems, Inc.
20 C Commerce Way
Totowa, New Jersey 07512
Attention: Isaac Gaon

Gentlemen:

                  The undersigned is a holder of securities of Datatec Systems, Inc., a Delaware corporation (the "Company"), and wishes to facilitate the Company's solicitation of market makers and investors. The undersigned recognizes that such solicitations will be of benefit to the undersigned.

                  The undersigned agrees that he will not for a period of one year following the date hereof (the "Lock-Up Period"), sell (including a short sale), offer to sell, contract to sell, pledge (including permitting a prior pledge to remain outstanding) or otherwise dispose of directly or indirectly, any shares of Common Stock of the Company, any options or warrants to purchase any Common Stock of the Company, or any securities convertible into or exchangeable for Common Stock of the Company (collectively, the "Securities"), owned by the undersigned directly or indirectly (through an "affiliate," an "associate", his wife, his children or otherwise). The foregoing is expressly agreed to preclude the holder of Securities from engaging in any hedging or other transaction that is designed to or reasonably expected to lead to, or result in, a disposition of Securities even if such securities would be disposed of by the undersigned subsequent to the Lock-Up Period or by someone other than either of the undersigned.

                  Notwithstanding anything herein to the contrary, the undersigned may sell up to 250,000 shares of Common Stock of the Company following the Company's public announcement of the quarterly results of operations for the three months ending October 31, 1998, provided, however, that
(i) the undersigned shall give Brookehill Equities, Inc. the exclusive opportunity to purchase for its account or to sell for the account of the undersigned all such shares that the undersigned chooses to make available at the then current market price during the first five days following such announcement, and (ii) subsequent to the expiration of such five day period, the number of shares eligible for sale by the undersigned for the remainder of the Lock-Up Period shall be limited to 250,000 less the number of shares that Brookehill Equities, Inc. agreed to purchase or place at the then current market price and all sales by the undersigned shall be in compliance with the Company's insider trading policy as in effect on the date hereof. In addition, during the Lock-Up Period (i) the undersigned may sell any Common Stock of the Company for a purchase price equal to or greater than $10.00 per share, (ii) the undersigned may transfer Common Stock of the Company as a BONA FIDE gift or gifts, PROVIDED that he or she provides prior written notice of such gift to the Company and the donee or donees thereof agree in writing to be bound by the restrictions set forth herein, and (iii) the Securities may be transferred by will or the laws of descent and distribution (such transferee being bound by the foregoing restrictions in the same manner as it applies to the undersigned).

                  The undersigned understands that this agreement is irrevocable and agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of any of the Common Stock held by each of the undersigned except in compliance with the foregoing restrictions. The undersigned further acknowledges that Olshan Grundman Frome & Rosenzweig LLP, securities counsel to the Company, will not issue an opinion as to the legality of the transfer of the Shares until the expiration of the Lock-Up Period.

                                        Very truly yours,


                                        /S/ CHRISTOPHER J. CAREY
                                        -----------------------------------
                                        Christopher J. Carey


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